Exhibit 10.3

FOURTH AMENDMENT TO BRISBANE TECHNOLOGY PARK LEASE

THIS FOURTH AMENDMENT TO BRISBANE TECHNOLOGY PARK LEASE (this “Amendment”) is entered into as of this 16 day of July, 2010 (the “Execution Date”), by and between BMR-BAYSHORE BOULEVARD LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to Gal-Brisbane, L.P. (“Original Landlord”), and INTERMUNE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Original Landlord and Tenant entered into that certain Brisbane Technology Park Lease dated as of December 18, 2000, as amended by that certain First Amendment to Brisbane Technology Park Lease dated as of February 26, 2001, that certain Second Amendment to Brisbane Technology Park Lease dated as of May 3, 2006 (the “Second Amendment”), and that certain Third Amendment to Brisbane Technology Park Lease dated as of August 23, 2006 (collectively, and as the same may have been further amended, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 3260 Bayshore Boulevard (the “3260 Premises”), consisting of approximately 15,410 rentable square feet, and 3280 Bayshore Boulevard in Brisbane, California;

B. WHEREAS, Landlord and Tenant desire to, among other things, extend the term of the Lease; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2. Term Extension: The term of the Lease is hereby extended for sixty (60) months (the “Extension Term”), with the Extension Term commencing on May 1, 2011. From and after the Execution Date, the term “Expiration Date” means April 30, 2016.

3. Option to Further Extend Term. Tenant shall have the option (the “Extension Option”) to further extend the Term for sixty (60) months (the “Option Term”) with respect to the entire (and not less than the entire) Premises (excluding the 3260 Premises, if Tenant has previously and properly exercised the Partial Termination Option (as defined below)) upon the following terms and conditions:

a. The Extension Option shall be on the same terms and conditions as the Lease, as amended by this Amendment (the “Amended Lease”). At the commencement of the Option

BMR form dated 8/21/09

Term, Base Rent shall equal one hundred three percent (103%) of the Base Rent at the expiration of the Extension Term, and shall increase by three percent (3%) on each annual anniversary of the Option Term commencement date.

b. The Extension Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Extension Option at least nine (9), but not more than twelve (12), months prior to the expiration of the Extension Term.

c. Section 11 of the Second Amendment is hereby deleted and of no further force or effect.

4. Partial Termination Option. Notwithstanding anything in the Amended Lease to the contrary, Tenant shall have the right (the “Partial Termination Option”) to change the Expiration Date with respect to the 3260 Premises to:

a. May 1, 2011, by (i) notifying Landlord of such election between September 1, 2010, and October 31, 2010, and (ii) paying to Landlord on such Expiration Date (A) all Rent owed by Tenant to Landlord for the period through such Expiration Date and (B) unamortized leasing commissions incurred by Landlord in the amount of One Hundred Eight Thousand Fifty-Two and 39/100 Dollars ($108,052.39); or

b. August 31, 2011, by (i) notifying Landlord of such election between May 1, 2011, and June 30, 2011, and (ii) paying to Landlord on such Expiration Date (A) all Rent owed by Tenant to Landlord for the period through such Expiration Date and (B) unamortized leasing commissions incurred by Landlord in the amount of One Hundred Thousand Eight Hundred Forty-Eight and 90/100 Dollars ($100,848.90).

5. Termination Options. Notwithstanding anything in the Amended Lease to the contrary, Tenant shall have the right (the “Termination Option”) to change the Expiration Date for the entire Premises (and not less than the entire Premises (but excluding the 3260 Premises, if Tenant has previously and properly exercised the Partial Termination Option)) to:

a. November 30, 2011, by (i) notifying Landlord of such election between July 1, 2011, and August 31, 2011, and (ii) paying to Landlord on such Expiration Date (A) all Rent owed by Tenant to Landlord for the period through such Expiration Date and (B) unamortized leasing commissions incurred by Landlord in relation to this Amendment in the amount of Four Hundred Forty-One Thousand Six Hundred Sixty-Six and 67/100 Dollars ($441,666,67) (unless Tenant has successfully exercised the Partial Termination Option and paid the amount required by Section 4 hereof, in which case the Termination Option payment shall equal Three Hundred Forty-Six Thousand Two Hundred Twenty and 39/100 Dollars ($346,220.39));

b. March 31, 2012, by (i) notifying Landlord of such election between December 1, 2011, and December 31, 2011, and (ii) paying to Landlord on such Expiration Date (A) all Rent owed by Tenant to Landlord for the period through such Expiration Date and (B) unamortized leasing commissions incurred by Landlord in relation to this Amendment in the amount of Four Hundred Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($408,333.33) (unless

Tenant has successfully exercised the Partial Termination Option and paid the amount required by Section 4 hereof, in which case the Termination Option payment shall equal Three Hundred Twenty Thousand Ninety and 55/100 Dollars ($320,090.55)); or

c. September 30, 2012, by (i) notifying Landlord of such election between May 1, 2012, and June 30, 2012, and (ii) paying to Landlord on such Expiration Date (A) all Rent owed by Tenant to Landlord for the period through such Expiration Date and (B) unamortized leasing commissions incurred by Landlord in relation to this Amendment in the amount of Three Hundred Fifty-Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($358,333.33) (unless Tenant has successfully exercised the Partial Termination Option and paid the amount required by Section 4 hereof, in which case the Termination Option payment shall equal Two Hundred Eighty Thousand Eight Hundred Ninety-Five and 79/100 Dollars ($280,895.79)).

6. Base Rent. Notwithstanding anything in the Lease to the contrary, Base Rent as of the commencement of the Extension Term shall equal One and 35/100 Dollars ($1.35) per rentable square foot per month, and shall increase by Ten Cents ($0.10) per rentable square foot per month on each annual anniversary of the Extension Term commencement date.

7. Right of First Refusal. Tenant shall have a right of first refusal (“ROFR”) as to any rentable premises in the 3260 Building for which Landlord is seeking a tenant (“Available ROFR Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFR Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant of any space, or enters into a new lease with such then-existing tenant, the affected space shall not be deemed to be Available ROFR Premises. In the event Landlord intends to lease Available ROFR Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the terms and conditions of a proposed lease to Tenant of the Available ROFR Premises.

a. Within ten (10) days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within said ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.

b. If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available ROFR Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

c. If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above, then Landlord shall have the right to consummate the lease of the Available ROFR Premises on the same terms as set forth in the Notice of Offer following Tenant’s election (or deemed election) not to lease the Available ROFR Premises.

d. If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control.

8. Relocation Option. If Tenant requires premises in excess of the entire Premises (including the 3260 Premises), then Tenant shall have the right (the “Relocation Option”) to negotiate with Landlord or an affiliate of Landlord (as applicable) for such new premises within the Project or another project in Brisbane or South San Francisco owned by an affiliate of Landlord that Tenant and Landlord agree are suitable for Tenant. Tenant shall notify Landlord in writing of its intention to negotiate for such new premises, and Landlord and Tenant shall negotiate in good faith for the lease of such new premises for six (6) months following Landlord’s receipt of Tenant’s notice. Landlord and Tenant shall have the right to decide, in their respective sole and absolute discretion, whether the terms of such lease are acceptable to such party. If Landlord and Tenant sign such a lease, then the Expiration Date shall be changed to the day immediately preceding the day that Tenant’s obligation to pay base rent and operating expenses under the new lease commences.

9. General Option Provisions.

a. Notwithstanding anything in the Amended Lease to the contrary, Tenant shall not assign or transfer Extension Option, Partial Termination Option, Termination Option, ROFR or Relocation Option (each, an “Option”), either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Amended Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

b. Notwithstanding anything in the Amended Lease to the contrary, Tenant shall not exercise an Option during such period of time that Tenant is in default under any provision of the Amended Lease. Any attempted exercise of an Option during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise an Option if Landlord has given Tenant two (2) or more notices of default under the Amended Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the Option.

c. The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise an Option because of the provisions of Section 9(b).

d. All of Tenant’s rights with respect to the Options shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Option if, after such exercise, (i) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of ten (10) days after written notice from Landlord to Tenant or (ii) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default.

10. Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the

Amended Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises.

11. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than CB Richard Ellis (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all costs or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission for the Extension Term in connection with this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

12. No Default. Landlord and Tenant represent, warrant and covenant that, to the best of their knowledge, neither party is in default of any of its respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

13. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

14. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

15. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-BAYSHORE BOULEVARD LLC, a Delaware limited liability company

By:	/Kevin M. Simonsen/
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

INTERMUNE PHARMACEUTICALS, INC., a Delaware corporation

By:	/Daniel G. Welch/
Name:	Daniel G. Welch
Title:	Chairman, CEO & President